Exhibit 10.2

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (the “Fifth Amendment”) is made as of December 11, 2024 (the “Effective Date”) by and between GEORGIA RE FIELDS, LLC, a Georgia limited liability company (the “Landlord”), and MIMEDX GROUP, INC., a Florida corporation (the “Tenant”), with reference to the following recitals:

RECITALS:

WHEREAS, HUB Properties, GA, LLC, a Delaware limited liability company (the “Original Landlord”) and Tenant entered into that certain Lease dated as of January 25, 2013 (the “Original Lease”) related to the real property and improvements located at 1775 W. Oak Commons, Marietta, Georgia (the “West Oak Property”), said improvements consisting of 79,854 square feet, including parking and other facilities located on the West Oak Property: and

WHEREAS, CPVF II West Oak, LLC, successor in interest to the Original Landlord, and Tenant entered into that certain First Amendment to Lease/Service Modification dated March 7, 2017 amending the Original Lease (the “First Amendment”); and

WHEREAS, Georgia RE Fields, LLC, successor in interest to CPVF II West Oak, LLC, and Tenant entered into that certain Second Amendment to Lease letter agreement dated August 29, 2018 (the “Second Amendment”), that certain Third Amendment to Lease Agreement dated November 30, 2021 (the “Third Amendment”), and that certain Fourth Amendment to Lease Agreement dated January 26, 2024 (the “Fourth Amendment”); and

WHEREAS, Landlord and Tenant desire to further modify the Original Lease, as amended, to extend the term of the Original Lease, as amended, for three (3) years and to make certain other adjustments to Landlord’s and Tenant’s respective rights and obligations therein, as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby acknowledge and agree as follows:

1.

The Lease. The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and this Fifth Amendment shall collectively be referred to herein as the “Lease.” All capitalized terms not otherwise defined herein shall have the same meanings ascribed to such terms in the Lease. In the event of any inconsistency between the terms and provisions of the Lease and those of this Fifth Amendment, the terms and provisions of this Fifth Amendment shall control. This Fifth Amendment shall be binding upon the successors and assigns of the parties hereto.

2.

Extension of Term; Option to Renew. The term of the Lease shall be extended for a period of three (3) years, commencing August 1, 2026 and expiring July 31, 2029 (the “Second Extended Term”). Provided there are no Tenant defaults, Tenant shall have the right to extend the term for two (2) additional 2-year periods, with the first extension period running from August 1, 2029 through July 31, 2031 (the “Third Extended Term”) and the second extension period running from August 1, 2031 through July 31, 2033 (the “Fourth Extended Term”). Tenant shall notify Landlord in writing on or before August 1, 2028 if it desires to extend the term through the Third Extended Term. Tenant shall notify Landlord in writing on or before August 1, 2030 if it desires to extend the term through the Fourth Extended Term.

All the terms, covenants and provisions of the Lease applicable immediately prior to the expiration of the Additional Extended Term shall apply to the Second Extended Term, the Third Extended Term, and the Fourth Extended Term, except that (i) the Annual Fixed Rent shall be as provided in Paragraph 3 below, and (ii) Tenant shall have no further right to extend the term of the Lease beyond the Fourth Extended Term.

3.	Annual Fixed Rent. Commencing August 1, 2026, Tenant shall pay Annual Fixed Rent as follows:

Period	Annual Rate Per Square Foot	Annual Fixed Rent	Monthly Fixed Rent
Second Extended Term
8/1/2026 to 7/31/2027	$16.39	$1,308,807.06	$109,067.25
8/1/2027 to 7/31/2028	$16.72	$1,335,158.88	$111,263.24
8/1/2028 to 7/31/2029	$17.05	$1,361,510.70	$113,459.22

Third Extended Term
8/1/2029 to 7/31/2030	$17.39	$1,388,661.06	$115,721.75
8/1/2030 to 7/31/2031	$17.74	$1,416,609.96	$118,050.83

Fourth Extended Term
8/1/2031 to 7/31/2032	$18.10	$1,445,357.40	$120,446.45
8/1/2032 to 7/31/2033	$18.46	$1,474,104.84	$122,842.07

4.

Tenant Improvement Allowance. Landlord shall advance an aggregate of $210,000.00 in Tenant improvement funds to Tenant, which funds may be used for any legal purpose whatsoever and shall be advanced as follows: $70,000 due and payable on or before 1/31/2025, $70,000 due and payable on or before 2/28/2025, and $70,000 due and payable on or before 3/31/2025.

5.

Broker. Tenant hereby represents and warrants that Newmark (“Broker”) represents Tenant with regard to this Fifth Amendment, and to Tenant’s and Landlord’s knowledge, no other broker has participated in any negotiations related to this Fifth Amendment or is entitled to any commission in connection herewith. Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims of any other broker(s) claiming under Tenant in connection with this Fifth Amendment. Landlord shall pay Broker’s commission in accordance with a separate agreement.

6.

Miscellaneous. Except as expressly altered or amended in this Fifth Amendment, all the terms, covenants and conditions of the Lease are, and shall continue to be, in full force and effect. This Fifth Amendment shall be governed by the laws of the State of Georgia without regard to its principles of conflicts of laws. This Fifth Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. This Fifth Amendment may be modified, amended, changed, or terminated only by an agreement in writing signed by all parties hereto. No waiver shall be deemed to have been made by any party of any of its rights under the Lease unless the same is in writing and is signed on its behalf by an authorized signatory. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Fifth Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Fifth Amendment in electronic (e.g., “pdf” or “tif”) format by email shall be as effective as delivery of a manually executed counterpart of this Fifth Amendment. In the event one or more of the provisions of this Fifth Amendment should, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Fifth Amendment, and such provision (or part thereof) shall be ineffective to the extent of such invalidity, illegality, or unenforceability.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the Effective Date above written.

LANDLORD:			TENANT:

GEORGIA RE FIELDS, LLC			MIMEDX GROUP, INC.
BY:	Fields-Realty, LLC
ITS:	Manager

By:	/s/ Steven Fields	By:	/s/ Joseph H. Capper
Name:	Steven Fields		Name:	Joseph H. Capper
Title:	Authorized Member		Title:	Chief Executive Officer

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